Exhibit 21
SUBSIDIARIES OF THE COMPANY

	JURISDICTION OF	PERCENTAGE
NAME OF SUBSIDIARY	INCORPORATION	OWNED
AHT, Inc.	Pennsylvania	100
CMC Centrozlom-Katowice Sp.z o.o.	Poland	100
Centrum Zawiercie Sp.z o.o.	Poland	52
CMC Australia Pty., Limited	Australia	100
CMC (Beijing) International Trade Company Ltd.	China	100
CMC China Guangzhou International Trade Co., Ltd.	China	100
CMC Commercial Metals de Mexico S de RL de CV	Mexico	100
CMC Europe AG	Switzerland	100
CMC Fareast Limited	Hong Kong	100
CMC International AG	Switzerland	100
CMC International S.E. Asia Pte., Limited	Singapore	100
CMC Oil Company	Texas	100
CMC Poland S.A.	Poland	100
CMC Putex Sp.z o.o.	Poland	100
CMC Receivables, Inc.	Delaware	100
CMC Service Sp.z o.o.	Poland	99
CMC Steel Holding Company	Delaware	100
CMC Steel Fabricators, Inc.	Texas	100
CMC UK Limited	England	100
CMC Zawiercie SA	Poland	72
Coil Steels Group Pty Limited	Australia	100
Coil Steels Properties Pty Limited	Australia	100
Cometals China, Inc.	Texas	100
Cometals Far East, Inc.	Texas	100
Cometals Tianjin International Trade Co., Limited	China	100
Commercial Metals Deutschland GmbH	Germany	100
Commercial Metals International AG	Switzerland	100
Commonwealth Metal China Inc.	Texas	100
Howell Metal Company	Virginia	100
Lofland Company Dallas	Texas	100
Lofland Company Midwest	Delaware	100
The Lofland Company of Texas	Texas	100
Lofland Fabricators, Inc.	Delaware	100
Owen Electric Steel Company of South Carolina	South Carolina	100
Owen Industrial Products, Inc.	South Carolina	100
Scrapena S.A.	Poland	51
Scrap-Service Sp.z o.o.	Poland	51
SMI-Owen Steel Company, Inc.	South Carolina	100
SMI Rebar Coating JV, Inc.	North Carolina	100
SMI Steel Fabricators of Florida Inc.	Florida	100
SMI Steel Inc.	Alabama	100
Steel Products de Mexico, S.A. de C.V.	Mexico	100
Structural Metals, Inc.	Texas	100
Zenith Finance and Construction Company	Texas	100